Exhibit 10.2

ADVANCED MICRO DEVICES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of October 8, 2014 (the “Effective Date”), by and between Lisa T. Su (“Executive”) and Advanced Micro Devices, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 6.

RECITALS

WHEREAS, Executive is currently employed as the Company’s Senior Vice President and Chief Operating Officer;

WHEREAS, the Company wishes to promote Executive to the position of President and Chief Executive Officer of the Company effective as of the Effective Date, and Executive wishes to accept such promotion; and

WHEREAS, the Company and Executive wish to set forth the terms and conditions of Executive’s employment as the Company’s President and Chief Executive Officer.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Duties.

(a) Position. From the Effective Date, Executive shall be employed as the President and Chief Executive Officer of the Company. In such capacity she shall have overall responsibility for the management of the affiliated group of companies for which the Company is the ultimate parent and report to and be subject to the direction and control of the Company’s Board of Directors (the “Board”). At least annually, the Compensation Committee of the Board (the “Compensation Committee”) will review Executive’s performance in light of the Company’s corporate goals and objectives and will discuss the results of such review with the Board. The Board may from time to time review this Agreement in light of external and internal conditions and may determine that such conditions warrant revisiting any terms of this Agreement. In such case, the Board may propose to Executive that certain modifications be made to this Agreement.

(b) Board Membership. As of the Effective Date, Executive shall be appointed as a member of the Board and, thereafter during the Employment Term (as defined below), Executive shall, subject to the approval of the Company’s shareholders, continue to be a member of the Board.

(c) Obligations to the Company. Executive agrees to the best of her ability and experience that she will loyally and conscientiously perform all of the duties and obligations commensurate with her position as may be reasonably required of and from

Executive pursuant to the terms hereof. During the term of Executive’s employment by the Company (the “Employment Term”), Executive further agrees that she will devote all of her working time and attention to the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations so long as such engagements do not interfere with Executive’s ability to fulfill her obligations under this Agreement. In addition, Executive shall be permitted to continue to serve on the board of directors of Analog Devices, Inc. provided that such board service does not interfere with Executive’s performance of services to the Company. To the extent consistent with the terms of this Agreement, Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of Executive’s employment.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this Section 2 may not be modified in any way except by a written agreement executed by a duly authorized member of the Board and Executive.

3. Compensation. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the compensation described below in this Section 3.

(a) Salary. From and after the Effective Date, Executive shall receive an annual salary of eight-hundred and fifty thousand dollars ($850,000.00) (as may be adjusted from time to time, the “Base Salary”). Executive’s Base Salary will be payable pursuant to the Company’s normal payroll practices. Notwithstanding the foregoing, the Board shall review Executive’s Base Salary no less frequently than annually, and may adjust Executive’s Base Salary from time to time.

(b) Annual Bonus. In addition to the Base Salary, Executive will be eligible for an annual performance bonus under the Company’s applicable annual incentive plan (currently, the Company’s Executive Incentive Plan) and that beginning January 1, 2015, the Compensation Committee of the Board will set a target bonus each year of not less 150% of the Base Salary (the “Annual Bonus”). For the 2014 fiscal year, Executive’s target bonus amount under the Company’s Executive Incentive Plan will be prorated as 100% of Executive’s base salary during the period beginning December 29, 2013, and ending October 7, 2014, and 150% of Executive’s Base Salary from October 8 through December 27, 2014. The actual amount payable to Executive as an Annual Bonus will be dependent upon the achievement of performance objectives to be determined by the Compensation Committee of the Board. Depending on performance, the actual amount payable as an Annual Bonus to Executive may be less than, greater than or equal to the stated target bonus (and could be zero). Notwithstanding the foregoing, the Board shall review Executive’s Annual Bonus percentage at least annually, and may adjust Executive’s Annual Bonus percentage from time to time.

(c) Annual Equity Incentives. Executive shall be eligible to participate on a reasonable basis, subject to the discretion of the Compensation Committee, as to the level of actual awards, in equity and incentive compensation plans adopted from time to time by the Compensation Committee.

(d) Promotional Equity Award. On October 31, 2014 (the “Grant Date”), Executive will receive a one-time promotional equity award (the “Promotional Grant”) under the Company’s 2004 Equity Incentive Plan (the “Equity Plan”) with an aggregate grant date fair value equal to approximately two-million dollars ($2,000,000), with fifty percent (50%) of such Promotional Grant in the form of performance-based restricted stock units (the “Promotional PRSUs”), twenty-five percent (25%) in the form of time-based restricted stock units (the “Promotional RSUs”) and twenty-five percent (25%) in the form of time-based stock options (the “Promotional Stock Options”). The target number of Promotional PRSUs and the number of Promotional RSUs shall be determined as the quotient obtained by dividing the applicable award value ($1,000,000 in the case of the Promotional PRUs and $500,000 in the case of the Promotional RSUs) by the volume-weighted average price of the Company’s common stock for the thirty (30) day period ending on October 30, 2014. The number of Promotional Stock Options shall be determined by converting the award value ($500,000) using the volume-weighted average price of the Company’s common stock for the thirty (30) day period ending on October 30, 2014, and a binominal factor determined in accordance with the Company’s equity valuation practices. The exercise price of the Promotional Stock Options shall be 100% of the fair market value of the Company’s common stock on the Grant Date.

The Promotional PRSUs shall vest in two equal installments on December 31, 2015 and December 31, 2016, provided that Executive is employed by the Company on the applicable vesting date or as otherwise provided herein, and subject to the financial and/or other performance criteria or conditions established at the time of grant by the Compensation Committee. The Promotional RSUs shall vest in three equal installments on the first, second and third anniversaries of the Effective Date, and the Promotional Stock Options shall vest 33 1/3% on the first anniversary of the Effective Date, and 8 1/3% per quarter over the next eight following quarters; provided that, in each case, Executive employed by the Company on the applicable vesting date or as otherwise provided herein. The Promotional PRSUs, Promotional RSUs and Promotional Stock Options will be subject to the terms and conditions of the Equity Plan and the applicable award agreement thereunder.

(e) 2014 Annual Equity Award. On the Grant Date, Executive will receive an annual equity award for the 2014 fiscal year (the “2014 Annual Grant”) under the Equity Plan with an aggregate grant date fair value equal to approximately five-million dollars ($5,000,000), with fifty percent (50%) of such 2014 Annual Grant in the form of performance-based restricted stock units (the “2014 PRSUs”), twenty-five percent (25%) in the form of time-based restricted stock units (the “2014 RSUs”) and twenty-five percent (25%) in the form of time-based stock options (the “2014 Stock Options”). The target number of 2014 PRSUs and the number of 2014 RSUs shall be determined as the quotient obtained by dividing the applicable award value ($2,500,000 in the case of the 2014 PRUs and $1,250,000 in the case of the 2014 RSUs) by the volume-weighted average price of the Company’s common stock for the thirty (30) day period ending on October 30, 2014. The number of 2014 Stock Options shall be determined by converting the award value ($1,250,000) using the volume-weighted average price of the Company’s common stock for the thirty (30) day period ending on October 30, 2014, and a binominal factor determined in accordance with the Company’s equity valuation practices. The exercise price of the 2014 Stock Options shall be 100% of the fair market value of the Company’s common stock on the Grant Date.

The 2014 PRSUs shall vest in two equal installments on December 31, 2015 and December 31, 2016, provided that Executive is employed by the Company on the applicable vesting date or as otherwise provided herein, and subject to the financial and/or other performance criteria or conditions established at the time of grant by the Compensation Committee. The 2014 RSUs will vest in three equal installments on the first, second and third anniversaries of the Effective Date, and the 2014 Stock Options shall vest 33 1/3% on the first anniversary of the Effective Date, and 8 1/3% per quarter over the next eight following quarters; provided that, in each case, Executive is employed by the Company on the applicable vesting date or as otherwise provided herein. The 2014 PRSUs, 2014 RSUs and 2014 Stock Options will be subject to the terms and conditions of the Equity Plan and the applicable award agreement thereunder.

(f) Additional Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law and on terms no less favorable than those applicable to the Company’s other senior executive officers. Executive shall be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement.

4. Termination of Agreement.

(a) Termination. This Agreement may be terminated upon the occurrence of any of the following events:

(i) The Company’s termination of Executive for Cause (as defined in Section 6) (“Termination for Cause”);

(ii) Executive’s Involuntary Termination Without Cause (as defined in Section 6), which may occur at any time at the Company’s sole discretion, for any or no reason;

(iii) Executive’s Constructive Termination; or

(iv) The delivery of a written notice sent to the Company from Executive stating that Executive is electing to terminate Executive’s employment with the Company (other than a Constructive Termination), or the occurrence of Executive’s death or Disability (each, a “Voluntary Termination”);

(b) Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 14(d). For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(c) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death or (ii) if Executive’s employment terminates for any reason other than death, the date specified in the Notice of Termination, which date shall not be later than thirty (30) days after such Notice of Termination is communicated to the other party hereto in accordance with Section 14(d).

(d) Board of Directors. On the date that a Notice of Termination is communicated to the other party hereto in accordance with Section 14(d), Executive shall immediately resign from the Board of Directors of the Company and the board of directors or comparable body of every subsidiary, parent or other affiliated corporation of the Company, and every committee thereof.

5. Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 5:

(a) Covered Termination. Except as otherwise provided in Section 5(b), in the event Executive experiences a Covered Termination (as defined in Section 6), Executive will be entitled to receive the following severance and other benefits, provided that Executive first provides the Company with an executed and effective general release of claims against the Company and its affiliates in reasonable form and substance acceptable to the Company on or before the fiftieth (50th) day after the date of such Covered Termination and complies with her obligations under Section 4(d) of this Agreement:

(i) Accrued Base Salary. The Company shall pay to Executive her full earned but unpaid Base Salary through the Date of Termination. In addition the Company shall pay to Executive all other amounts to which Executive is entitled under any compensation plan or practice of the Company on the Date of Termination.

(ii) Severance Pay. Subject to Section 7(b), on the 60th day following the Date of Termination (or such earlier date as permitted under Section 409A), the Company shall pay to Executive in a single lump sum an amount equal to two (2) times Executive’s Base Salary at the rate in effect immediately prior to the Date of Termination.

(iii) Prorated Current Year Annual Bonus. The Company shall pay Executive a bonus for the calendar year in which the Date of Termination occurs in an amount equal to the Annual Bonus for such year as determined by the Compensation Committee in accordance with the criteria established for such Annual Bonus and based on the Company’s performance for such year. The amount of such Annual Bonus shall be prorated through the Date of Termination, and payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event earlier than fifty (50) days after the Date of Termination nor later than the March 15 next following such calendar year).

(iv) Equity Compensation.

(A) Executive will be credited with (I) an additional twelve (12) months of service for purposes of calculating the service-based vesting of any unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards granted to Executive on or after the Effective Date and then held by Executive at the Date of Termination, and (II) an additional twenty-four (24) months of service for purposes of calculating the service-based vesting of any unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards granted to Executive prior to the Effective Date and then held by Executive at the Date of Termination. For avoidance of doubt, the foregoing additional service credit shall also apply to any outstanding unvested performance-based equity award held by Executive as of the Date of Termination.

(B) Any performance-based equity award (or portion thereof) for which the service-based vesting condition has been satisfied (or deemed satisfied by reason of Section 5(a)(iv)(A)) as of the Date of Termination shall continue in accordance with the terms of the applicable award agreement and, for avoidance of doubt, shall vest or be forfeited in accordance with the terms of the applicable award agreement based on actual performance for the applicable performance period. If applicable, the settlement of any such performance-based equity award (or portion thereof) shall occur at such time(s) as such performance-based equity award (or portion thereof) would have been settled had Executive continued her employment with the Company.

(C) Any performance-based equity award (or portion thereof) for which the service-based vesting condition is not satisfied (or deemed satisfied by reason of Section 5(a)(iv)(A)) as of the Date of Termination shall expire and terminate and be forfeited in full without consideration.

(D) All vested options held by Executive, including those deemed fully vested as of the Date of Termination as provided in Section 5(a)(iv)(A), shall become automatically exercisable for a period of one (1) year from the Date of Termination; provided, however, that in no event shall any option remain exercisable beyond the maximum period allowed therefore in the stock option plan or agreement under which it was granted, whichever is shorter.

(E) Except as otherwise provided in this Section 5(a)(iv), all unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards then held by Executive at the Date of Termination shall expire and terminate and be forfeited in full without consideration. This Agreement shall serve as an amendment to any equity award granted to Executive prior to, on or after the Effective Date.

(v) Other Benefits. For twenty-four (24) months following the Date of Termination, the Company shall, monthly, pay to Executive an amount equal to the premium payments required for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) of the Executive and her eligible dependents under the Company’s group medical and dental plans, in each case assuming coverage elected at the level in effect as of the Date of Termination. Such payments shall be reduced by withholding of applicable income and employment taxes.

(b) Change of Control. If Executive has a Covered Termination within the period commencing with the public announcement of a transaction which results in a Change of Control and ending twenty-four (24) months after such Change of Control, Executive will be entitled to receive the following severance and other benefits, provided that Executive first provides the Company with an executed and effective general release of claims against the Company and its affiliates in reasonable form and substance acceptable to the Company on or before the fiftieth (50th) day after the date of such Covered Termination and complies with her obligations under Section 4(d) of this Agreement:

(i) Accrued Base Salary. The Company shall pay to Executive her full earned but unpaid Base Salary through the Date of Termination. In addition the Company shall pay to Executive all other amounts to which Executive is entitled under any compensation plan or practice of the Company on the Date of Termination; and

(ii) Severance Pay. The Company shall pay to Executive in a single lump sum an amount equal to the sum of two (2) times Executive’s Base Salary plus two (2) times Executive’s target Annual Bonus, each at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect six (6) months prior to the Date of Termination.

(iii) Equity Compensation. All unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards then held by Executive at the Date of Termination shall be deemed fully vested at such Date of Termination, and all performance-based vesting conditions with respect to such awards will be deemed achieved at the target levels set forth in the applicable award agreement. The settlement of Executive’s equity awards will continue in accordance with the relevant award agreement. All vested options held by Executive, including those deemed fully vested as of the Date of Termination as provided in the immediately preceding sentence, shall become automatically exercisable for a period of one (1) year from the Date of Termination; provided, however, that in no event shall any option remain exercisable beyond the maximum period allowed therefore in the stock option plan or agreement under which it was granted, whichever is shorter. This Agreement shall serve as an amendment to any equity award granted to Executive prior to, on or after the Effective Date.

(iv) Accrued Bonus. The Company shall pay Executive an amount equal to the pro rata amount of the annual bonus accrued under the Company’s Executive Incentive Plan (or any successor Company plan) assuming performance at target levels for the portion of the year prior to the Date of Termination.

(v) Financial and Tax Planning. To assist Executive with her monthly personal financial planning and tax planning expenses, the Company shall pay Executive the amount of $4,000 per month for twelve (12) months following the Date of Termination.

(vi) Other Benefits. For twenty-four (24) months following the Date of Termination, the Company shall, monthly, pay to Executive an amount equal to the premium payments required for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) of the Executive and her eligible dependents under the Company’s group medical and dental plans, in each case assuming coverage elected at the level in effect as of the Date of Termination. Such payments shall be reduced by withholding of applicable income and employment taxes.

(c) Other Termination. If Executive’s employment with the Company is terminated for any reason other than a Covered Termination, Executive will receive payment(s) for all earned but unpaid Base Salary plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company in effect on the Date of Termination.

(d) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to Executive by the Company) claimed to be owed by Executive to the Company, or otherwise.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” for Executive’s termination shall mean (i) Executive’s repeated failure to perform assigned duties after being notified in writing of such failure with an opportunity to correct, or (ii) if Executive commits or participates in a willful act of embezzlement, fraud, misappropriation or dishonesty. For purposes of this provision, no act or failure to act, on Executive’s part, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(b) “Change of Control” shall mean a change of control of the Company of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which the Company’s shares are listed which requires the reporting of a change of control. In addition, a Change of Control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) in any two-year period, individuals who were members of the Board at the beginning of such period plus each new director whose election or nomination for election was approved by at least two-thirds of the directors in office immediately prior to such election or nomination, cease for any reason to constitute at least a majority of the Board, (iii) a majority of the members of the Board in office prior to the happening of any event and who are still in office after such event, determines in its sole discretion within one year after such event, that as a result of such event there has been a Change of Control, (iv) there is consummated a merger or consolidation of the Company or subsidiary thereof with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation, or (v) the stockholders of the Company approve a plan of complete liquidation of the Company and such plan of complete liquidation of the Company is consummated or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale. Notwithstanding the foregoing definition, “Change of Control” for purposes of this Agreement, shall exclude the acquisition of securities representing more than 20% of the combined voting power of the Company by the Company, any of its wholly owned subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan now or hereafter established by the Company. As used herein, the term “beneficial owner” shall have the same meaning as under Section 13(d) of the Exchange Act, and related case law.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Constructive Termination” shall mean Executive’s resignation from the Company for Good Reason that constitutes a “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the condition constituting Good Reason that gives rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Board within ninety (90) days of an occurrence of such condition.

(e) “Covered Termination” means Executive’s Involuntary Termination Without Cause or Constructive Termination.

(f) “Disability” shall mean Executive’s absence from Executive’s duties with the Company on a full-time basis for 180 days during any consecutive twelve-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company and acceptable to Executive or by the company which administers the Company’s long-term disability plan in which Executive is eligible to participate.

(g) “Good Reason” shall mean (i) a material diminution in Executive’s Base Salary or Annual Bonus opportunity; (ii) a material diminution in Executive’s authority, duties, or responsibilities or a change in the Executive’s position as President and Chief Executive Officer of the Company; (iii) a requirement imposed by the Company that Executive report to a corporate officer or employee instead of reporting directly to the Board; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(h) “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than for Cause that constitutes a “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. The termination of Executive’s employment as a result of Executive’s death or Disability shall not constitute an Involuntary Termination Without Cause.

7. Tax Provisions.

(a) Section 280G.

(i) Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided by this Agreement, together with all other payments and the value of any benefits received or to be received by Executive (the “Payments”), constitute “parachute payments” (within the meaning of Section 280G of the Code), and, but for this Section 7(a)(i), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as which would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate any reduction contemplated by the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating cash payments and then by reducing those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(ii) Unless the Company and Executive otherwise agree in writing, an initial determination as to whether the Payments shall be reduced and the amount of such reduction shall be made, at the Company’s expense, by an accounting firm that the Company selects (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and Executive within twenty (20) days of the Date of Termination, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Executive.

(b) Section 409A of the Code. Notwithstanding any provision to the contrary in the Agreement, if Executive is deemed by the Company at the time of Executive’s Date of Termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 7(b) shall be paid in a lump sum to Executive (plus interest earned on any such amounts calculated based on the then applicable short-term Applicable Federal Rate for federal tax purposes), and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

8. Confidentiality Agreement. Executive has signed a Proprietary Information and Invention Assignment Agreement in a form acceptable to the Company that covers protection of the Company’s proprietary information and assignment of inventions (the “Confidentiality Agreement”). Executive hereby represents and warrants to the Company that Executive has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company. Notwithstanding the foregoing terms of this Section 8, the Executive shall be permitted to retain copies of this Agreement, and any documentation related to her compensation benefits and equity rights arising under or contemplated by this Agreement.

9. Noncompetition Covenant. Executive hereby agrees that she shall not, while Executive is employed by the Company and for a period of eighteen (18) months thereafter, without the prior written consent of the Board, carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) that is a direct material competitor with the business conducted by the Company (as conducted now or during the term of this Agreement), nor engage in any other activities during the Employment Term that conflict with Executive’s obligations to the Company.

10. Nonsolicitation Covenant.

(a) Solicit Business. Executive hereby agrees that she shall not, while employed by the Company and for a period of eighteen (18) months thereafter without the prior written consent of the Board, solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; and

(b) Solicit Personnel. Except with respect to Executive’s current or any former administrative assistant who are hereby exempted, Executive hereby agrees that she shall not, while employed by the Company and for a period of two (2) years thereafter without the prior written consent of the Board, solicit or influence or attempt to influence any person employed by the Company or any consultant then retained by the Company to terminate or otherwise cease her employment or consulting relationship with the Company or become an employee of or consultant to any competitor of the Company.

11. Nondisparagement. Company and Executive hereby agree that during Executive’s employment and afterward, neither will at any time orally or in writing defame or intentionally make, publish or disseminate disparaging remarks that could reasonably be expected to have an adverse impact on the business reputation or prospects of the other party, including any of their respective administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, except as may be required by judicial or administrative order or legal process.

12. Conflicts. Executive represents that Executive’s performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement, unless the Company is a party to that agreement or has consented in writing to that agreement. Executive further represents that Executive is entering into or has entered into an employment relationship with the Company of Executive’s own free will.

13. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets that executes and delivers the assumption agreement described in this Section 13 or that becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Miscellaneous Provisions.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Sole Agreement. This Agreement and the Confidentiality Agreement referenced herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Offer Letter from the Company to Executive dated December 5, 2011, the Advanced Micro Devices, Inc. Executive Severance Plan (Effective June 1, 2013), and the Change of Control Agreement by and between the Company and Executive dated as of January 3, 2012. Any of Executive’s rights hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which Executive is a party or in which Executive is a participant, including, but not limited to, any Company sponsored employee benefit plans and incentive plans. Except as otherwise provided in the last sentence of each of Section 5(a)(iii) and Section 5(b)(iii), the provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans and agreements.

(c) Attorneys’ Fees. The Company will reimburse Executive for the reasonable attorney’s fees incurred by Executive in relation to the negotiation and preparation of this Agreement.

(d) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when sent by facsimile, delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company’s principal offices or Executive’s last known address as contained in the Company’s files, as applicable. A copy of any notice to the Executive shall be provided to: Mark Hughes at Hughes Arrell Kinchen LLP, 1221 McKinney, Suite 3150, Houston, TX 77010, e-mail address: (mhughes@hakllp.com).

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party (including by means of electronic delivery or facsimile), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic mans intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(h) Arbitration.

(i) Arbitration shall be the exclusive and final forum for settling any disagreement, dispute, controversy or claim arising out of or in any way related to

(i) this Agreement or the subject matter hereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof; or (ii) the provision of or failure to provide any other benefits upon a Covered Termination pursuant to any other employment agreement, bonus or compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan or similar plan or agreement with the Company and/or any of its subsidiaries. If this Section 14(h) conflicts with any provision in any such compensation or bonus plan, stock option plan, or any other similar plan or agreement, this provision requiring arbitration shall control.

(ii) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(iii) The arbitral tribunal shall consist of one arbitrator. Except as otherwise provided in Section 14(i), the Company shall pay all the fees, if any, and expenses of such arbitration.

(iv) The arbitration shall be conducted in Austin, Texas or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

(v) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

(i) Indemnification. For nine years following the Date of Termination (or such longer period as may be provided under the Company’s Certificate of Incorporation and Bylaws) Executive shall continue to be indemnified under the Company’s Certificate of Incorporation and Bylaws at least to the same extent as prior to the Date of Termination, and Executive shall be covered by the directors’ and officers’ liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those the Company carried prior to the Date of Termination.

(j) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(k) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(l) Assignment by Company. Subject to the provisions of Section 13, the Company may not assign its duties under this Agreement, whether to an affiliate or otherwise, without Executive’s prior written consent, which shall not be unreasonably withheld. Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

(m) Expenses (Including Attorneys’ Fees). If any dispute should arise under this Agreement involving an effort by Executive to protect, enforce or secure rights or benefits claimed by Executive hereunder, the Company shall pay (promptly upon demand by Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys’ fees) incurred by Executive in connection with such dispute if Executive should prevail in such dispute. For this purpose, Executive shall be considered to prevail if the dispute is settled in a fashion that provides for a payment of cash or property to Executive or other relief requested by Executive, or if an arbitral tribunal having jurisdiction shall make a final, non-appealable determination that Executive is entitled to a payment of cash or property or other relief requested by Executive.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADVANCED MICRO DEVICES, INC.

/s/ John E. Caldwell
Chairman, Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Lisa T. Su
Lisa T. Su

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